Exhibit 99.1
  MEDTOX® Scientific, Inc.
Fourth Quarter Conference Call
February 9, 2012

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Good morning everyone.  I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the Company.  Welcome to our fourth quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item:  Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors are described from time to time in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to welcome those listeners who have accessed this morning’s call on the internet.  Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry.  We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun, MEDTOX - Chairman, President & CEO:

Thank you, Kevin.

Our Laboratory segment drugs-of-abuse business showed annual growth of 13.9% in new business, which was offset by a 9.6% decrease in revenues from our existing client base.  Revenues from existing clients continue to be negatively impacted by economic conditions.  While economic conditions may continue to have a negative impact on laboratory drugs-of-abuse testing volumes from our existing client base, we have demonstrated a consistent ability to add new business quarter over quarter and year over year.  We will be adding sales resources in this area in 2012 in an effort to maintain market share gains.  Our clinical business continued to show solid growth in the quarter and for the year.  For the first time, both our quarterly and yearly revenue attributed to our clinical laboratory and Clinical Trial Services, exceeds that of the laboratory Drugs-of-Abuse Testing Services; Kevin will provide details.  Clinical Trial Services had a solid year and was up 28.9% from the prior-year.  Due to the project-based nature of Clinical Trial Services, it may show variability from quarter to quarter.  Therefore the Company believes that viewing performance over a longer term provides a better basis on which to judge this market.  While we have not yet received significant revenue from them, we added 18 new client relationships in CTS in 2011.

In the Diagnostic segment, revenues were up 12.9% for the quarter, compared to the prior-year period; and 11.1% for the year.  Solid revenue growth from our substance abuse products was partially offset by a reduction in Contract Manufacturing revenue.  As we have previously disclosed, this is a business that we have been exiting and from which we expect negligible revenue in 2012.

Kevin…

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Thank you, Dick.  Here are some details regarding the quarter and the year.

Revenues were $26.9 million in the quarter, up 7.8% from the fourth quarter of last year.  For the full year, revenues were $108.1 million, up 11.4% from last year.

In our lab business, fourth quarter revenues were $21.4 million, up 6.6% from the fourth quarter of last year.  For the full year, revenues in our lab business increased 11.4% to $85.9 million.

Revenues from drugs-of-abuse testing decreased 1.6% compared to the fourth quarter of last year.  A decline in revenues from existing clients was largely offset by continued strong revenue growth from new clients of 11.1%.  For the full year, drugs-of-abuse testing revenue increased 4.3%.  The increase for the year was due to revenue growth of 13.9% from new clients, partially offset by a decline in revenue from existing clients.

Revenues from our clinical and other laboratory services were up 17.7% in the fourth quarter and 16.5% for the year, due to continued growth generated by our expanded clinical laboratory capabilities, including testing for prescription management.

Revenues from Clinical Trial Services were up 7.1% in the fourth quarter and 28.9% for the year, and continued the solid performance shown in previous quarters.

In our diagnostic product business, fourth quarter revenues were $5.5 million, up 12.9% from the fourth quarter of last year.  For the full year, diagnostic revenues increased 11.1% to $22.3 million.  The growth was primarily due to an increase in revenues from device sales in the hospital and government markets, partially offset by decreased sales of Contract Manufacturing services as we are phasing out of this business.
Our overall gross margin was 40.6% in the fourth quarter, down from 41.6% last year.  For the full year, our overall gross margin was 41.5%, up from 40.8% last year.

Our lab business operated at a 35.6% margin in the fourth quarter, down from 37.7% in the fourth quarter of last year.  For the year, gross margin in our lab business was 36.7%, up slightly from 36.4% last year.  Margins in both periods were impacted by increased transportation expenses as a result of higher fuel costs from our service providers.  For the year, the slight improvement in margin was due to test mix and an increase in volume.

Gross margin in our Diagnostic division was 60.4% in the fourth quarter, up from 57.6% last year.  For the year, gross margin in our Diagnostic division was 59.8% compared to 58.0% last year.  The increased margin primarily reflects a shift in sales mix of POCT devices, with an increase in our higher margin PROFILE®-V devices sold into the hospital market.

For the quarter, our selling, general and administrative expenses were flat at $8.6 million, but decreased to 32.0% of revenues in the fourth quarter of this year, compared to 34.6% of revenues last year.  For the full year, our SG&A expenses increased to $35.1 million, or 32.5% of revenues, compared to $32.7 million, or 33.7% of revenues, last year.  The increase for the year was primarily due to increased costs associated with the growth in clinical revenue, offset by decreased incentive-based compensation.  Increased expenses associated with the growth in our Clinical and Other Laboratory Services business include an increase in bad debt and billing expenses related to increased third-party and patient billings.  For 2012, we anticipate SG&A expenses to decrease as a percentage of sales.

Research and development expenses were $635,000 in the quarter, up from $563,000 in the fourth quarter of last year.  For the year, R&D expenses were $2.5 million, up slightly from $2.3 million last year and were held constant at 2.3% of revenues.  We expect R&D expenses to remain at a similar level as a percentage of revenues in 2012.

Other expense was $201,000 in the quarter compared to other income of  $131,000 last year.  For the year, other expense was $161,000 compared to other income of $157,000 last year.  The change was primarily due to decreased investment earnings on our marketable equity securities held in trust and increased expenses associated with our building rental activities.

Net Income for the quarter was $950,000, up 21.8% from $780,000 last year.

For the year, net income was $4.5 million, up 47.6%, from $3.0 million last year.

Diluted earnings per share were $0.11 in the quarter, compared to $0.09 per share in the fourth quarter last year.

For the year, diluted earnings per share were $0.49, compared to $0.34 per share last year.

In terms of the balance sheet, our cash balance at year-end was $5.3 million, our trade receivables are down from their previous year-end levels primarily due to improved collection efforts and the timing of cash receipts.  Our days sales outstanding was 60.1 days for the year, down from 63.0 days last year.

We had no short-term or long-term debt at year-end.

For the year, capital expenditures were $5.9 million.  We anticipate capital expenditures for 2012 to be approximately $6.5 - $7 million.

Depreciation and amortization was $6.2 million for the year.  Cash flow from operations was $14.4 million for the year.

This concludes our review of the Company’s financial performance.

Dick Braun, MEDTOX - Chairman, President & CEO:

Thank you, Kevin.  We would now be glad to take any questions that you may have.

QUESTION AND ANSWER

Nick Halen - Sidoti & Company - Analyst

Good morning, guys. I know you guys spoke about it briefly, just in terms of the margin, but I was wondering if you could talk a little bit about the margins that you're seeing on the new business that you guys are getting on the DAU side, and I guess just the pricing environment in general. It seems like pricing seems to be somewhat stable, but I guess what's really affecting the margins is oil prices. Is that a good way to look at it?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

That is a good way to look at it. Pricing remains stable, and it has for quite some time. The biggest impact on increased costs really relates to fuel surcharges that we're experiencing.

Nick Halen - Sidoti & Company - Analyst

Okay. Now, just in terms -- on the clinical laboratory capabilities that you guys have been adding, are there any areas in particular where you've seen higher demand, maybe, than you guys expected, or is it pretty widespread on the new clients that you guys are getting?

Jim Schoonover - MEDTOX - VP & CMO

Nick, this is Jim Schoonover. I think the latter characterization is better. We've seen good demand across a number of the clinical platforms that we're involved with. Obviously, the Clinical Trial Services and the prescription management sides are particularly strong, but I believe we're in big markets, we have relatively small market share in those markets, and we believe there continues to be growth opportunity.

Nick Halen - Sidoti & Company - Analyst

Okay. Then, just lastly, I know you guys mentioned that you added to your sales force. How many did you add, and do you expect to continue adding to the sales force going forward?

Jim Schoonover - MEDTOX - VP & CMO

As we mentioned in the last quarterly conference call, we did add four additional sales representatives in our workplace side of the business. We also added four additional reps in the prescription management side. And I think going forward, as long as we continue to see good activity in those markets and we continue to feel that the economy is continuing to gain some strength, we would probably like to add some additional resources in those areas in 2012.

Ernie Andberg - Feltl and Company - Analyst

Good morning, Dick. I'm sitting in for Ben here today. His phone connection is not working well. In the gross margin cost on the fuel side, is there anything you can do in the pricing environment to offset that? And if you can, how long would it take you to cover it?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Ernie, we continue to look at gross margin by account and take a look at the impact of increased fuel charges. We're able to make some slight adjustments as necessary, but again, keeping our prices in line with the market, we're somewhat limited on what we can do.

Ernie Andberg - Feltl and Company - Analyst

That suggests that you might have some continued margin pressure over the course of 2012 in the area, Dick?

Dick Braun - MEDTOX - Chairman, President & CEO

If you can anticipate fuel costs, perhaps. But we think it's slight, and I think if you look at it from a macro sense, the margins haven't been affected that dramatically.

Ernie Andberg - Feltl and Company - Analyst

Okay, fair enough. Thank you. What kind of trends did you see over the course of the quarter in your drugs-of-abuse? Did it get better, and how can you characterize the tone of the business a month into the new year?

Dick Braun - MEDTOX - Chairman, President & CEO

In the fourth quarter, we had a particularly poor month in October, which we don't find anything systemic about that, but it dramatically affected the quarter.

And again, we're only barely a month -- a little over a month into the new year, but the color we can give you there is that January's actually been fairly strong in the drugs-of-abuse area, and hopefully that will continue.

Ernie Andberg - Feltl and Company - Analyst

In the government market, you characterize that as one where you’ve had some strength on that side of your business. Is that a sustainable kind of improvement?

Jim Schoonover - MEDTOX - VP & CMO

Ernie, yes, we believe that is. Government entities have been under some budget pressure in the last 12 to 24 months. We feel that that is starting to abate a bit. The tax receipts at the local level seem to be getting a bit stronger, and we believe that both our laboratory-based services in that market, as well as the different platforms we can offer the customers there from a diagnostic point of view, make us a pretty formidable player in that market, and we have seen some better strength over the last few months.

Ernie Andberg - Feltl and Company - Analyst

Okay, good. Last question. I didn't hear you comment on this, but Ben has asked me, your drugs-of-abuse count, do you see any movement towards your point-of-collection test offerings there?

Jim Schoonover - MEDTOX - VP & CMO

I would say not in any -- basically, customers that are interested in point-of-collection testing devices, that's what we sell them and they seem perfectly happy with those. There is a whole other group of customers that just prefers the consistency and the laboratory environment in terms of their testing needs. So we've not seen a dramatic shift one way or the other. People that are interested in diagnostics stay in that area of the market for us, and people interested in lab-based testing tend to remain lab customers.

Ernie Andberg - Feltl and Company - Analyst

Thanks very much. I appreciate your answers.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Good morning, guys. In terms of an area of strength that I don't think we've delved deeper into yet, is the hospital automated Reader related business. Can you tell us what kind of progress you were able to make in the quarter? You've given us metrics, historically, on Readers and some color on consumable utilization.

Jim Schoonover - MEDTOX - VP & CMO

Sure, Steve. We added 48 new hospitals into the mix in the fourth quarter. That’s fairly consistent with what we've been doing on a quarter-by-quarter basis, so we now have a total of 702 Readers in the market. There are some hospitals that have multiple Readers, so that doesn't necessarily correlate to 700 hospitals, but it continues to grow. We have another 79 Readers being evaluated currently, and again that backlog is fairly consistent with what we've done in the past. There seems to be extremely good, not only, opportunities for us going forward in that market, but also, customers that have been with us for months to years, are very satisfied with the quality of the product and the performance of the devices.

Steven Crowley - Craig-Hallum Capital Group - Analyst

There was some news recently by a large GPO, Premier, that you had been awarded a new sole source agreement for near-patient testing. I think they have 2,500 U.S. hospitals, at least that's what they disclosed. How significant a hunting ground is this for you in terms of -- is it 1,000 or 1,500 hospitals out of that 2,500 that represent targets for you? And what’s the process and how much does this help you?

Jim Schoonover - MEDTOX - VP & CMO

Number one, just so everyone is clear, the press release that came out was from Premier. MEDTOX really doesn't comment on new client-specific acquisitions or new relationships. Having said that, previously we were on a courtesy contract with Cardinal Health, who is our distribution partner, so we had some degree of access to Premier hospitals through Cardinal. What the sole source agreement does for us, it allows us to go direct to hospitals within the Premier network and basically control our own destiny in terms of our ability to get them to deal with MEDTOX directly. That will not have a dramatic financial impact because there are costs associated with going direct with Premier that basically are similar to what we would pay Cardinal Health as a distribution partner. But having said that, since the first of the year, we've sent 24 validation studies out to Premier hospitals which would be new prospects for us. The 2,500 hospital number that they mentioned on their press release is probably a little high in terms of what we believe our opportunities are. We think it's somewhere more in the 1,600 to 1,800 hospital range. But we do believe it will be an easier time for us to get our foot in the door and secure relationships with these hospitals, given that we're a sole source provider, than it would have been if we were simply on the courtesy contract through Cardinal. But it's still early in the game, so we don't know the total impact, obviously, at this point.

Steven Crowley - Craig-Hallum Capital Group - Analyst

So I guess one of the advantages for a Premier hospital, is if they did adopt your solution or move to your solution, that their purchases would go towards their compliance/commitment through that GPO?

Jim Schoonover - MEDTOX - VP & CMO

That's correct. I believe, and I'm not totally certain of this, but I believe a Premier hospital is expected to purchase about 90% of their equipment and disposables through the Premier organization, and so clearly this would help us if our Reader became part of that 90% commitment.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And then, Jim, you gave us some good metrics on Reader placements or adoption. In terms of consumable usage, has that continued to be consistent with prior experience?

Jim Schoonover - MEDTOX - VP & CMO

Yes, the average still remains somewhere in the 50- to 75-device, or, in our world, two to three boxes per month. We have had some opportunities recently, though, to close some hospitals whose utilization is slightly higher than that. But I think for purposes of building models and looking at metrics, the 50- to 75-device a month number remains pretty consistent.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great. Now, a question for you, Kevin, a typical question, within point-of-collection, can you give us the breakdown in Q4 for the three buckets?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Sure, Steve. The point-of-collection testing products represented about $5 million in revenue, Contract Manufacturing was about $300,000, and other diagnostic products around $200,000.

Steven Crowley - Craig-Hallum Capital Group - Analyst

You made a comment, Dick, that, as expected, the Contract Manufacturing revenues were likely to come end of life. Maybe there is some remnants in the early half of the year and then they're gone, or will they be sporadic over the course of time?

Dick Braun - MEDTOX - Chairman, President & CEO

It will be negligible.

Steven Crowley - Craig-Hallum Capital Group - Analyst

In terms of your personnel additions in the sales force, you mentioned going after a couple of areas. Are there any new markets or areas within your business mix, either industry-wise or geographic, that you think represent some lower-hanging fruit for you to go after with those people?

Jim Schoonover - MEDTOX - VP & CMO

To some degree, within the workplace environment, the four individuals that we hired there, we are going to initially focus them on the temporary service part of the business because that continues to be a hotbed of activity in terms of hiring. And we believe even if more jobs are created and there is some stabilization of the workforce, temp-service companies represent a very good market, or submarket for us. So from that standpoint, that will be a, probably, six-month focus for these folks.

On the prescription management side, there's really not any targeted submarket within that area. As we've mentioned before, we continue to not only work with pain-related clinics, but we also are working with hospitals that have pain-related opportunities within their broader organizations, and we will use these people in those two areas going forward, as we do the reps that are already here.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Just one more, and I'll hop back in the queue. In terms of the strength in the diagnostics products portion of your business, are there some new products? You know, I was just spinning around your website recently and saw what looks to be a new cup called the EZ-SCREEN®. Is that one of the contributors, either looking back or likely looking forward, to some of the strength in that business beyond the hospital?

Dick Braun - MEDTOX - Chairman, President & CEO

It is actually a new form factor that we developed last year and rolled out back in the second half of the year, and it's actually getting some pretty good traction. The customers like it a lot.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Is that into traditional criminal justice and government markets?

Jim Schoonover - MEDTOX - VP & CMO

It's into that market, as well as into the workplace market. Probably the initial activity has been more geared towards the workplace side, but we believe both workplace and government will find that product to be very useful.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay. Maybe I'll just slide one more in here because it's the last one I have. The strength in the other clinical business, beyond prescription pain management, are there some areas where you're having some success where you might be able to shed a little more light? Thanks for taking my questions.

Jim Schoonover - MEDTOX - VP & CMO

I think the best way to answer that is simply to say that we maybe refocused ourselves in the area of clinical toxicology, where we are one of just a very few number of national reference laboratories that can do some of this more esoteric, high-end clinical tox work. Opportunities there might be hospital send-out departments, smaller reference labs that don't have a toxicology focus. And so we've dedicated some -- or not really dedicated, but we've revamped our clinical sales force so that we have a much more focused view or focused activity in that area.

Dick Braun, MEDTOX - Chairman, President & CEO

We would like to thank you for joining us, and we look forward to speaking with you again when we announce first quarter results.  Thank you.